Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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EvoNexus Group LTD

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value per share	(1)	457(a)	2,300,000	$4.00	$9,200,000.00	0.0001531	$1,408.52

Total Offering Amounts:							$9,200,000.00		1,408.52
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,408.52

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes Class A ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional Class A ordinary shares to cover over-allotment, if any.

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.